Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Cash Technologies, Inc.

1434 West 11th Street

Los Angeles, CA 90015

We hereby consent to the reference to our firm under the caption “Experts” and to the inclusion in the Prospectus constituting a part of this Registration Statement on Form SB-2 of our report dated September 13, 2003, relating to the consolidated financial statements of Cash Technologies, Inc. for the two years in the period ended May 31, 2003. Our report contains an explanatory paragraph regarding Cash Technologies, Inc.’s ability to continue as a going concern.

/s/ VASQUEZ & COMPANY, LLP

Los Angeles, California

June 29, 2004